Exhibit 99.1

                                                                                            NEWS RELEASE

Contact: Martina Bar Kochva	48 South Service Road

Melville, NY 11747

(631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES COMPLETION OF SALE OF ITS ELECTRONICS BUSINESS TO AGC INC.

Melville, New York, Tuesday, December 4, 2018… Park Electrochemical Corp. (NYSE-PKE) announced the completion of the previously announced sale of its Electronics Business to AGC Inc., formerly Asahi Glass Co., Ltd., based in Tokyo, Japan, for USD $145 million in cash. The Electronics Business develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure, enterprise and military/aerospace markets, and includes manufacturing facilities in Singapore, France, Arizona and California and R&D facilities in Arizona and Singapore.

Brian Shore, Park’s Chairman and CEO, said, “To AGC, I would like to wish you the best of luck and congratulate you on your purchase of Park’s iconic and very special Electronics Business.”

Brian Shore concluded, “To Park’s Electronics Business employees, I would like to wish you the very best of luck in the future, and I would like to thank you for your outstanding service to Park over the years. Although most of you never met my father, I am quite sure that, if Jerry was still with us, he also would want to thank you for your outstanding service to Park over the years. I will think of you often, and I surely will miss you. I admire and respect you so very much, and it has been my honor and privilege to work with you over our many years together. I wish each and every one of you the very best of everything in the future.”

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Park Electrochemical Corp. is an Aerospace Company which develops and manufactures solution and hot-melt advanced composite materials used to produce composite structures for the global aerospace markets. Park’s advanced composite materials include film adhesives (undergoing qualification) and lightning strike materials. Park offers an array of composite materials specifically designed for hand lay-up or automated fiber placement (AFP) manufacturing applications. Park’s advanced composite materials are used to produce primary and secondary structures for jet engines, large and regional transport aircraft, military aircraft, Unmanned Aerial Vehicles (UAVs commonly referred to as “drones”), business jets, general aviation aircraft and rotary wing aircraft. Park also offers specialty ablative materials for rocket motors and nozzles and specially designed materials for radome applications. As a complement to Park’s advanced composite materials offering, Park designs and fabricates composite parts, structures and assemblies and low volume tooling for the aerospace industry. Target markets for Park’s composite parts and structures (which include Park’s patented composite Sigma Strut and Alpha Strut product lines) are, among others, prototype and development aircraft, special mission aircraft, spares for legacy military and civilian aircraft and exotic spacecraft. Park’s objective is to do what others are either unwilling or unable to do. When nobody else wants to do it because it is too difficult, too small or too annoying, sign us up.

Certain portions of this news release include forward-looking statements that predict or indicate future events and trends and that do not report historical matters. Forward-looking statements in this news release include, but are not limited to, Park’s expectations regarding developments and business strategies and growth opportunities; as well as the objectives of management following the closing of the sale of Park’s Electronics Business. Forward-looking statements are qualified by important risks and uncertainties, many of which are beyond Park’s control, and assumptions that could cause actual results to differ materially from those forecasted or indicated by such forward-looking statements and include, but are not limited to: potential disruption of management's attention to Park's Business due to transition services required after the sale; general conditions in the aerospace industry; legislative, regulatory and economic developments; Park’s competitive position; the effect of the completion of the sale on the ability of the Company to maintain relationships with third parties, including its employees, customers and suppliers; and the various factors set forth under the caption “Factors That May Affect Future Results” in Item 1 and in Item 1A “Risk Factors” of Park’s Annual Report on Form 10-K for the fiscal year ended February 25, 2018 and in subsequent reports of Park filed with or furnished to the Securities and Exchange Commission. Except as may be required by any applicable laws, Park assumes no obligation to update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

Additional corporation information is available on the Company’s web site at www.parkelectro.com.

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